Exhibit 99.1

[GRAPHIC OMITTED]                   NEWS RELEASE


                                           Contacts:
                                           Bea Slizewski
                                           Agrilink Foods
                                           585-264-3189

                                           Prakash Melwani/
                                           David Hooper
                                           Vestar Capital Partners
                                           212-351-1600

            AGRILINK ANNOUNCES COMPLETION OF VESTAR EQUITY INVESTMENT
 Investment Firm Becomes Majority Shareholder of Birds Eye Frozen Foods Producer


Rochester, NY - August 19, 2002 - Agrilink Foods, Inc. and Vestar Capital Partners today announced the completion of a $175 million equity investment in Agrilink by affiliates of Vestar. The change in control transaction, originally announced on June 21, 2002, values Agrilink at approximately $800 million. Agrilink had been a wholly owned subsidiary of Pro-Fac Cooperative, Inc. (Nasdaq: PFACP), a 500-member grower cooperative. Pro-Fac will continue to hold a significant minority interest in Agrilink.

     Rochester, N.Y.-based Agrilink Foods, the country's largest manufacturer and marketer of frozen vegetables, expects to report sales in excess of $1 billion for its fiscal year ending June 29, 2002. Agrilink markets its branded frozen vegetable products under the Birds Eye, Birds Eye Voila!, Freshlike and McKenzie's names. In addition, Agrilink produces other branded processed foods, including canned vegetables (Freshlike and Veg-All), pie fillings (Comstock and Wilderness), chili and chili ingredients (Nalley and Brooks), salad dressings (Bernstein's and Nalley) and snacks (Tim's, Snyder of Berlin and Husman's). Agrilink also produces many of these products for the private label, food service and industrial markets.

     Vestar's investment was subject to several conditions, including a Pro-Fac member vote, bondholder consent and the receipt of new senior financing. All of these conditions have been met. Pro-Fac's members and Agrilink's bondholders overwhelmingly approved the transaction. Agrilink also secured $470 million in new senior financing from over 40 institutions in a JPMorgan arranged syndication. Net proceeds from Vestar's investment, together with the proceeds from the new credit facility, will be used by Agrilink to retire existing bank indebtedness. Agrilink has now entered into a new long-term supply agreement with Pro-Fac and has committed to make certain additional cash payments to Pro-Fac over the next several years.
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Agrilink and Vestar (p.2)


     Dennis M. Mullen, Agrilink president and chief executive officer, will now also assume the role of chairman on a new Agrilink board of directors. Current Agrilink management will continue to run the business under Mullen's leadership. "We are very excited to enter into this new relationship with highly regarded Vestar," Mullen said. "With the new equity capital and materially lower debt, we are well positioned for significant future growth. This transaction is good for Agrilink and good for Pro-Fac, which will continue to be our main supplier of raw product."

     Prakash A. Melwani, a managing director of Vestar, explained that Agrilink is a natural fit with his firm's long-term investing philosophy. "Our strategy is to partner with solid companies run by motivated managers with great industry experience," Melwani said. "We're excited to help Agrilink take Birds Eye and its other strong food brands to the next level."

     Vestar Capital Partners is a leading investment firm specializing in management buyouts, recapitalizations and growth capital investments. Vestar's investment strategy is targeted towards middle-market companies with valuations in the $200 million to $2 billion range. Since the firm's founding in 1988, Vestar has completed over 35 investments in companies with a total value exceeding $11 billion. These companies have varied in size and geography and span a broad range of industries. Vestar's principals have had meaningful experience in the food and consumer products industries, and have completed investments in leading companies including Celestial Seasonings, Inc., Interstate Bakeries Corp., Michael Foods, Inc. and Prestone Products Corporation. Vestar currently manages a committed equity capital pool of $4 billion and has offices in New York City, Denver, Paris and Milan. More information about Vestar is available at www.vestarcapital.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described above. This press release is being issued pursuant to and in accordance with Rule 135c of the Securities Act of 1933, as amended. This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to, strong competition in the food industry, including competitive pricing, the integration of acquisitions, the effect of adverse weather conditions on the volume and quality of raw products, interest rate fluctuations, the effectiveness of marketing and shifts in market demand. Please refer to Agrilink Foods' and Pro-Fac's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, and the risk factors section of Pro-Fac Cooperative's prospectus dated October 26, 2001, as well as other reports and information filed by Agrilink Foods and Pro-Fac Cooperative with the Securities and Exchange Commission, for more information on factors that could cause actual results to differ.

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